Exhibit 99.(a)(5)(A)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Notes. The Offer is made solely by the
Offer to Purchase, dated December 21, 2006, and the related Letter of Transmittal, and any amendments or supplements thereto.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders Notes in any jurisdiction in which the making or acceptance of offers to sell Notes would not be in compliance with the laws of that jurisdiction.

Notice of Offer to Purchase for Cash

by

Open Solutions, Inc.

of

Any and All of its Outstanding Senior Subordinated
Convertible Notes due 2035 at a Purchase
Price of $781.02 per $1,000 principal amount at maturity

The CUSIP numbers for the Notes are: 68371PAA0 and 68371PAB8.

          Open Solutions, Inc., a Delaware corporation (the “Company”), is offering to purchase for cash all of its outstanding Senior Subordinated Convertible Notes due 2035 (the “Notes”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 21, 2006,and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). The Company is inviting its noteholders to tender their Notes for cash at a price of $781.02 per $1,000 principal amount at maturity. Each Note was issued at an original issue price of $533.36. In addition, tendering noteholders will be entitled to receive and retain the cash interest payable on their Notes on the next interest payment date of February 2, 2007 in respect of any Notes which they held of record on January 15, 2007, the relevant record date.

          The Offer is not conditioned on a minimum principal amount of Notes being tendered in the offer. The Offer is, however, subject to certain conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the consummation of the proposed merger of Harpoon Merger Corporation, an affiliate of The Carlyle Group and Providence Equity Partners Inc., with and into the Company (the “Merger”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 2007, UNLESS THE OFFER IS EXTENDED.

          The Company is offering to purchase the Notes for cash at a price of $781.02 per $1,000 principal amount at maturity, which is referred to as the “Purchase Price.” The Company will pay the Purchase Price promptly after the Expiration Date as defined below. The Company expects that it will pay the Purchase Price not later than the business day following the consummation of the Merger. In addition, tendering noteholders will be entitled to receive and retain the cash interest payable on their Notes on the next interest payment date of February 2, 2007 in respect of any Notes which they held of record on January 15, 2007, the relevant record date. Noteholders tendering Notes will not have to pay any transfer taxes or fees or commissions on the Purchase Price paid to the noteholders for their Notes provided that the note holders do not complete the “Special Payment Instructions” or “Special Delivery Instructions” sections of the Letter of Transmittal. Noteholders may be required to pay commissions to the noteholders’ broker in connection with their tender of Notes.

          U.S. federal income tax considerations relating to a tender of noteholders’ Notes are described in the Offer to Purchase and noteholders are strongly encouraged to read the Offer to Purchase for information regarding the United States federal income tax consequences of participating in the Offer and should consult their own tax advisors.

          The term “Expiration Date” means 12:00 midnight, New York City time, on January 22, 2007, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

          The Company is making the Offer to acquire the Notes in connection with Merger. The merger agreement relating to the Merger provides that, if requested by Harpoon Acquisition Corporation, the acquisition vehicle formed by The Carlyle Group and Providence Equity Partners Inc. in connection with the Merger, the Company is required to undertake a tender offer relating to the Notes. Harpoon Acquisition Corporation has, pursuant to the merger agreement, requested that the Company undertake the Offer to Purchase.

          For purposes of the Offer, the Company will accept for payment Notes validly tendered and not withdrawn prior to the Expiration Date, subject to the terms and conditions of the Offer in the Offer to Purchase, including the consummation of the proposed Merger. The Company will make payment for all accepted Notes promptly after such acceptance. In no circumstances will the Company pay interest on the Purchase Price in respect of any delay in payment being made. See Section 2, “Terms of the Offer” of the Offer to Purchase.

          The Board of Directors of the Company has approved the making of the Offer. However, none of the Company, its Board of Directors, The Carlyle Group, Providence Equity Partners Inc., the Dealer Manager, the Information Agent or the Tender Agent nor any of their respective affiliates makes any recommendation to its noteholders as to whether to tender or refrain from tendering theirNotes. Noteholders must make their own decisions as to whether to tender their Notes and, if so, the aggregate principal amount at maturity of Notes to tender. In so doing, the information in the Offer to Purchase and in the related Letter of Transmittal, should be read carefully, including the Company’s reasons for making the Offer.

          The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Notes by giving written notice of such extension to the D.F. King & Co., (the “Tender Agent”) and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. The Company also may amend or terminate the Offer in any aspect, subject to applicable securities laws and the Offer.

          To tender Notes held in physical form properly pursuant to the Offer, a properly completed Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Tender Agent at its address set forth on the back cover of the Offer to Purchase and certificates representing such Notes must be received by the Tender Agent at such address on or prior to the Expiration Date. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the Offer should contact such registered holder promptly and instruct such registered holder to tender Notes on such beneficial owner’s behalf. To tender effectively Notes that are held through the Depository Trust Company (“DTC”), DTC participants should either: properly complete and duly execute the Letter of Transmittal (or a manually signed facsimile thereof), together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal and such other documents to the Tender Agent; or electronically transmit their acceptance through DTC’s Automatic Tender Offer Program (“ATOP”) (and thereby tender Notes), for which the Offer will be eligible.

          Tendered Notes may be withdrawn at any time prior to the expiration time, but not thereafter. They may also be withdrawn if the Company terminates the Offer, or if the Company has not accepted the Notes for payment prior to February 20, 2007. For a withdrawal of Notes tendered pursuant to the Offer to be effective, a written or facsimile transmission notice of withdrawal or a DTC request message must be received by the Tender Agent prior to the Expiration Date, or after February 20, 2007, if the Notes have not been accepted for payment, at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must: a) specify the name of the person who tendered the Notes to be withdrawn; b)contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount at maturity represented by such Notes; and c) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by (x) documents of transfer sufficient to have the Trustee or DTC, as the case may be, register the transfer of Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorizes such person to effect such withdrawal on behalf of such holder. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless such Notes have been tendered for the account of an eligible institution. Properly withdrawn Notes may be re-tendered, by again following one of the procedures described in the Offer to Purchase at any time on or prior to the Expiration Date. If Notes are tendered in the Offer, such Notes may be converted into the Company’s common stock only if such Notes were withdrawn prior to the time at which the right to withdraw has expired. All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion (which determination shall be final and binding). None of the Company, The Carlyle Group, Providence Equity Partners, Inc., the Dealer Manager, the Information Agent, the Tender Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or request message, or incur any liability for failure to give any such notification.

          The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

          The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before making any decision with respect to the Offer. The Company is mailing promptly the Offer to Purchase and the related Letter of Transmittal to record holders of Notes whose names appear on the Company’s noteholder list and will furnish the Offer to Purchase and the related Letter of Transmittal to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the noteholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Notes.

          Questions and requests for assistance in connection with the Offer may be directed to Wachovia Securities, which is acting as Dealer Manager in connection with the Offer (the “Dealer Manager”). Requests for additional copies of the Offer to Purchase and the Letter ofTransmittal or any document incorporated herein by reference may be directed to D.F. King & Co., Inc., which is acting as Information Agent in connection with the Offer (the “Information Agent”).

The Information Agent for the Offer is:

D. F. KING & CO., INC.

48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers call collect: (212) 269-5550
All others call toll free: (800) 431-9642

The Dealer Manager for the Offer is:

One Wachovia Center
301 South College Street, 6th Floor
Charlotte, North Carolina 28288

Attention: Liability Management Group
Collect: (704) 715-8341
Toll Free: (866) 309-6316

December 21, 2006